                                                                  EXECUTION COPY
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                       COAL INVENTORY PURCHASE AGREEMENT


                                 by and between

                            DTE COAL SERVICES, INC.

                                      and

                           NATIONAL STEEL CORPORATION



                  For the Purchase and Sale of Coal Inventory
                   Associated With the Number 5 Coke Battery
                    located at National Steel Corporation's
                 Great Lakes Division in River Rouge, Michigan



                     --------------------------------------


                            Dated as of June 6, 1997


                     --------------------------------------



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                               TABLE OF CONTENTS
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                                                             Page
                                                             ----
                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1   Defined Terms..................................   1
SECTION 1.2   Construction of Certain Terms and Phrases......   2

                                  ARTICLE II

                       SALE OF COAL INVENTORY AT CLOSING

SECTION 2.1   Coal Inventory Transferred at Closing..........   3
SECTION 2.2   Retained Liabilities...........................   3
SECTION 2.3   Purchase Price and Payment.....................   3
SECTION 2.4   Closing........................................   4
SECTION 2.5   Further Assurances.............................   4
SECTION 2.6   Third Party Consents...........................   4
SECTION 2.7   Taxes..........................................   4

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NSC

SECTION 3.1   Power, Authority, No Contravention.............   5
SECTION 3.2   Third Party Consents and Governmental Approvals   5
SECTION 3.3   Litigation.....................................   5
SECTION 3.4   Title..........................................   6

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DTE COAL

SECTION 4.1   Power, Authority, No Contravention.............   6
SECTION 4.2   Litigation.....................................   6

                                   ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF DTE COAL

SECTION 5.1   Officers' Certificates.........................   7
SECTION 5.2   Consents and Approvals.........................   7

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                              TABLE OF CONTENTS
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
SECTION 5.3   Opinion of Counsel.............................   7
SECTION 5.4   Bill of Sale...................................   7
SECTION 5.5   Project Contracts..............................   7

                                  ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF NSC

SECTION 6.1   Officers' Certificates.........................   7
SECTION 6.2   Opinion of Counsel.............................   8
SECTION 6.3   Project Contracts..............................   8
SECTION 6.4   Consents and Approvals.........................   8

                                  ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    NO OTHER REPRESENTATIONS AND WARRANTIES

SECTION 7.1   Survival of Representations and Warranties.....   8
SECTION 7.2   NO OTHER REPRESENTATIONS OR WARRANTIES.........   8
SECTION 7.3   Limitation of Liability........................   9
SECTION 7.4   Indemnity Procedures...........................   9

                                 ARTICLE VIII

                                 MISCELLANEOUS
SECTION 8.1   Notices........................................   9
SECTION 8.2   Entire Agreement...............................  10
SECTION 8.3   Confidentiality................................  10
SECTION 8.4   Required Disclosure............................  11
SECTION 8.5   Waiver.........................................  11
SECTION 8.6   Amendment......................................  12
SECTION 8.7   No Third Party Beneficiary.....................  12
SECTION 8.8   Headings.......................................  12
SECTION 8.9   Invalidity.....................................  12
SECTION 8.10  Counterparts...................................  12
SECTION 8.11  Governing Law..................................  12

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                               TABLE OF CONTENTS


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SECTION 8.12  Effective Date.................................  12
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                                      iii
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                               TABLE OF CONTENTS

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EXHIBIT A        FORM OF NSC COUNSEL OPINION
EXHIBIT B        FORM OF DTE COAL COUNSEL OPINION

SCHEDULE 2.3(a)  CALCULATION OF PURCHASE PRICE AND DESCRIPTION OF COAL INVENTORY
SCHEDULE 2.3(c)  METHODOLOGY FOR POST CLOSING ADJUSTMENT TO COAL INVENTORY
SCHEDULE 2.4     FORM OF BILL OF SALE
SCHEDULE 2.6     THIRD PARTY CONSENTS
SCHEDULE 3.2     GOVERNMENTAL APPROVALS
SCHEDULE 3.3     NSC LEGAL PROCEEDINGS
SCHEDULE 4.2     DTE COAL LEGAL PROCEEDINGS

Note: The exhibits and schedules shown above are not included in this Form 8-K filing. National Steel Corporation agrees to furnish supplementally copies of these exhibits and schedules to the Commission on request.

                       COAL INVENTORY PURCHASE AGREEMENT


     THIS COAL INVENTORY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 6, 1997 by and between DTE COAL SERVICES, INC., a Michigan corporation ("DTE Coal"), and NATIONAL STEEL CORPORATION, a Delaware corporation ("NSC") (DTE Coal and NSC each a "Party" and collectively the "Parties").


                                   RECITALS:

     WHEREAS, NSC owns certain Coal Inventory associated with the Coke Battery; and

     WHEREAS, NSC desires to sell, transfer and assign to DTE Coal, and DTE Coal desires to purchase and acquire from NSC, the Coal Inventory pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, undertakings and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Defined Terms. (a) Capitalized terms defined in Appendix A to the Asset Purchase Agreement have, unless the same are defined herein, the same meaning when used herein.

     (b) The following terms are used in this Agreement with the following meanings:

     "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of June 6, 1997 by and between EES Coke and NSC.

     "Bill of Sale" shall mean the Bill of Sale with respect to the Coal Inventory in the form attached as Schedule 2.4.

     "Coal Inventory" means collectively, Coal-in-Ovens, Coal-in-Process and Designated Coal Piles.

     "Coal Inventory Governmental Approval" has the meaning ascribed to such term in Section 3.2.

     "Coal-in-Ovens" means the coal which is in the ovens of the Coke Battery as of the Closing Date.

     "Coal-in-Process" means the coal in the mixing bins and coal located elsewhere on the Site other than Coal-in-Ovens and coal in Designated Coal Piles.

     "Coal-in-Transit" means any coal that NSC has title to as of the Closing Date, but which has not yet been unloaded at Zug Island.

     "Coke Plant Annual Plan Raw Material Prices" has the meaning ascribed to such term in Schedule 2.3(c).

     "Designated Coal Piles" means the piles of metallurgical coal stored on Zug Island for use in the Coke Battery.

     "Purchase Price" has the meaning ascribed to it in Section 2.3(a).

     "Retained Liabilities" has the meaning ascribed to it in Section 2.2.

     "Third Party Consents" has the meaning ascribed to it in Section 2.6.

     SECTION 1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not any particular Article, Section, Clause, Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (d) references to "Article", "Section", "Clause", "Exhibit", "Appendix" or "Schedule" are to the Articles, Sections, Clauses, Exhibits, Appendices and Schedules, respectively, of this Agreement; (e) the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; and (f) references to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles as in effect on the Closing Date.


                                  ARTICLE II

                       SALE OF COAL INVENTORY AT CLOSING

     SECTION 2.1  (a) Coal Inventory Transferred at Closing.   On the terms and
subject to the conditions set forth in this Agreement, NSC shall sell, assign, transfer and deliver to DTE Coal, and DTE Coal shall purchase, assume, pay for and accept, at the Closing, all of NSC's right, title and interest in and to the Coal Inventory free and clear of all Liens.

     (b) Title to Coal-in-Transit. All of NSC's right, title and interest in and to Coal-in-Transit will be transferred to DTE Coal at Closing in consideration for EES Coke's obligations under the Assignment, Assumption and Novation Agreements referred to in Section 2.2 below.

     SECTION 2.2 Retained Liabilities. DTE Coal shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liability of NSC related to the Coal Inventory arising before the Closing Date including any payment liability or obligation with respect to the Coal Inventory that has not yet become due and payable (the "Retained Liabilities"). NSC shall at all times indemnify and hold harmless DTE Coal in respect of all Retained Liabilities, provided that NSC shall have the right to contest, in good faith and through appropriate proceedings, any claim or liability asserted in respect of the Coal Inventory by any Person. For the avoidance of doubt it is understood by the Parties the "Retained Liabilities" shall not include liabilities for Coal-in-Transit, which EES Coke hereby assumes and will assume as a result of the Assignment, Assumption and Novation Agreements, each dated as of May 10, 1997, or June 6, 1997, as the case may be, by and between NSC and EES Coke and consented to by certain coal suppliers.

     SECTION 2.3 Purchase Price and Payment. (a) The purchase price for the Coal Inventory to be sold, assigned, transferred and delivered to DTE Coal shall be Nine Million Five Hundred Eighty Seven Thousand Four Hundred Fifty Four Dollars ($9,587,454) (the "Purchase Price") as set forth and more specifically described for each coal type in Schedule 2.3(a).

     (b) At Closing, DTE Coal shall pay to NSC the Purchase Price in immediately available funds by wire transfer into an account of NSC (as designated in writing by NSC).

     (c) Post Closing Adjustments. (i) The Purchase Price shall be adjusted no later than forty-five (45) days after the Closing Date in the following manner:
(A) DTE Coal shall pay to NSC the amounts, if any, NSC has paid on or prior to the Closing Date for Coal-In-Transit and for shipping costs relating to Coal-In-Transit; and (B) based on an aerial inventory survey to be performed on or around May 31, 1997 and an adjustment to the Coal Inventory based on the methodology shown in Schedule 2.3(c), the Purchase Price shall be increased or decreased by an amount equal to (x) the amount of the inventory adjustment for each type of coal in the Designated Coal Piles multiplied by (y) the price for "Receipts at Dry Per Net Ton" for such coal type set forth in Attachment A-5 of Exhibit A to the Coke Sales Agreement, where DTE Coal shall pay to NSC any increase in the Purchase Price or NSC shall refund to DTE Coal any decrease in the Purchase Price resulting from this adjustment. All amounts due under this
Section 2.3(c)(i) shall be paid within thirty (30) days of the determination of the amounts due with interest calculated using the Payment Rate for the period from and including the Closing Date to but excluding the date payment is made.

     (ii) The Purchase Price, as adjusted pursuant to Section 2.3(c)(i), shall be further adjusted no later than forty-five (45) days after March 31, 1998 based on an aerial inventory survey to be performed on or around March 31, 1998 and an adjustment to the Coal Inventory based on the methodology shown in
Schedule 2.3(c), and shall be increased or decreased by an amount equal to (x) the amount of the inventory adjustment for each type of coal in the Designated Coal Piles multiplied by (y) the price for "Receipts at Dry Per Net Ton" for such coal type set forth in Attachment A-5 of Exhibit A to the Coke Sales Agreement, where DTE Coal shall pay to NSC any increase in the Purchase Price or NSC shall refund to DTE Coal any decrease in the Purchase Price resulting from this adjustment. All amounts due under this Section 2.3(c)(ii) shall be paid within thirty (30) days of the determination of the amounts due with interest calculated at six percent (6%) per annum for the period from and including the Closing Date to but excluding the date payment is made.

     SECTION 2.4 Closing. The Closing shall take place at the offices of Hunton & Williams, 1900 K Street, N.W., Washington, D.C. 20006, on the Closing Date, or at such other place and time as NSC and DTE Coal mutually agree. Simultaneously with the delivery of the cash consideration referred to in
Section 2.3(a), at the Closing NSC shall execute and deliver, or cause to be executed and delivered, to DTE Coal the bill of sale in form and substance substantially as set forth on Schedule 2.4 ("Bill of Sale").

     SECTION 2.5 Further Assurances. On the terms and subject to conditions of this Agreement, at any time or from time to time after the Closing, each of DTE Coal and NSC, without further compensation, shall execute and deliver such other instruments of sale, assignment, assumption, transfer, delivery and confirmation, provide such materials and information and take such other actions as either Party may reasonably deem necessary in order to give effect to the rights of DTE Coal and NSC hereunder.

     SECTION 2.6 Third Party Consents. On or before the Closing, NSC shall use its commercially reasonable efforts to obtain and deliver to DTE Coal, at NSC's sole cost and expense, all third party consents and releases, other than Governmental Approvals, necessary to permit NSC to sell, transfer, convey and assign all of its right, title and interest in and to the Coal Inventory free and clear of all Liens ("Third Party Consents"). A list of all such Third Party Consents is set forth on Schedule 2.6.

     SECTION 2.7 Taxes. DTE Coal shall pay all transfer fees, sales, use and value-added taxes or similar fees or Taxes and penalties with respect thereto in connection with the execution and delivery of this Agreement or the sale, assignment, transfer and delivery of the Coal Inventory as contemplated hereunder regardless of which Party such Taxes may be imposed upon or assessed against.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NSC

     NSC hereby represents and warrants to DTE Coal as of the date hereof and as of the Closing Date as follows:

     SECTION 3.1 Power, Authority, No Contravention: (i) The execution of, delivery of and performance under this Agreement by NSC (a) have been duly authorized by all necessary corporate action of NSC, and this Agreement constitutes the valid, binding and enforceable obligation of NSC, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar Laws now or hereafter in effect relating to or affecting creditor's rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity, and (b) do not violate or conflict with any charter, bylaw, Law, Contract or obligation applying to NSC or any of its properties, other than such violations and conflicts that would not reasonably be expected to impair NSC's ability to perform in all material respects its obligations under this Agreement; (ii) except as otherwise provided on Schedule 2.6 or Schedule 3.2, no consent, approval, authorization or order of any Governmental Authority or third party not already obtained is required with respect to NSC in connection with its execution and delivery of and performance of its obligations under this Agreement; and (iii) NSC is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has the right, power and authority to enter into this Agreement and to perform in all material respects its obligations hereunder.

     SECTION 3.2 Third Party Consents and Governmental Approvals. To the best of NSC's Knowledge, all Third Party Consents (other than Governmental Approvals) are described in Schedule 2.6. To the best of NSC's Knowledge, all material Governmental Approvals required to sell and transfer the Coal Inventory to DTE Coal ("Coal Inventory Governmental Approval") are listed on Schedule 3.2. Except as set forth in Schedule 3.2, all such Governmental Approvals are in full force and effect.

     SECTION 3.3 Litigation. Except as set forth on Schedule 3.3, there is no pending or, to the best of NSC's Knowledge, threatened action, suit, investigation, arbitration or other proceeding that would reasonably be expected to have a material adverse impact individually or in the aggregate on the business or financial results of NSC or that would impair the ability of NSC to perform its obligations under this Agreement.

     SECTION 3.4 Title. Upon consummation of the purchase and sale of the Coal Inventory pursuant to the terms of this Agreement, DTE Coal will have valid title to and ownership of the Coal Inventory. Immediately prior to the consummation of the purchase of the Coal Inventory, the Coal Inventory will not be subject to any Liens.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DTE COAL

     DTE Coal hereby represents and warrants to NSC as of the date hereof and as of the Closing Date as follows:

     SECTION 4.1 Power, Authority. No Contravention: (i) The execution of, delivery of and performance under this Agreement by DTE Coal (a) have been duly authorized by all necessary corporate action of DTE Coal and this Agreement constitutes the valid, binding and enforceable obligation of DTE Coal, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar Laws now or hereafter in effect relating to or affecting creditor's rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity, and (b) do not violate or conflict with any charter, bylaw, Law, Contract or obligation applying to DTE Coal or any of its properties, other than such violations and conflicts that would not reasonably be expected to impair DTE Coal's ability to perform in all material respects its obligations under this Agreement; (ii) no consent, approval, authorization or order of any Governmental Authority or third party not already obtained is required with respect to DTE Coal in connection with its execution and delivery of and performance of its obligations under this Agreement; and (iii) DTE Coal is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has the right, power and authority to enter into this Agreement and to perform in all material respects its obligations hereunder.

     SECTION 4.2 Litigation. Except as otherwise set forth in Schedule 4.2, there is no pending or, to the best of DTE Coal's knowledge, threatened action, suit, investigation, arbitration or other proceeding that would reasonably be expected to have an adverse impact in the aggregate on the business or financial results of DTE Coal or that would impair the ability of DTE Coal to perform its obligations under this Agreement.


                                   ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF DTE COAL

     The obligations of DTE Coal hereunder to purchase the Coal Inventory are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by DTE Coal in its sole discretion):

     SECTION 5.1 Officers' Certificates. NSC shall have delivered to DTE Coal a certificate executed by an authorized and responsible officer of NSC, dated the Closing Date, certifying (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation for NSC as in effect on the date of such certificate, (ii) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of NSC authorizing the execution, delivery and performance of this Agreement, and all other documents delivered by NSC in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that no action has been taken by NSC in contemplation of the liquidation, dissolution, bankruptcy or insolvency of NSC, and (iv) as to the incumbency and specimen signature of each representative of NSC executing this Agreement and any other document delivered in connection herewith.

     SECTION 5.2 Consents and Approvals. Each of the Third Party Consents (or in lieu thereof, waivers) and each required Coal Inventory Governmental Approval shall have been obtained by NSC and delivered to DTE Coal and shall be in full force and effect.

     SECTION 5.3 Opinion of Counsel. DTE Coal shall have received the opinion or opinions of counsel to NSC, dated the Closing Date, in the form attached hereto as Exhibit A.

     SECTION 5.4 Bill of Sale. NSC shall have executed and delivered the Bill of Sale to DTE Coal.

     SECTION 5.5 Project Contracts. Each of the Project Contracts shall have been executed by the parties thereto.


                                  ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF NSC

     The obligations of NSC hereunder to sell and convey the Coal Inventory are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by NSC in its sole discretion):

     SECTION 6.1 Officers' Certificates. DTE Coal shall have delivered to NSC a certificate executed by an authorized and responsible officer of DTE Coal, dated the Closing Date, certifying (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation of DTE Coal as in effect on the date of such certificate, (ii) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of DTE Coal authorizing the execution, delivery and performance of this Agreement, and all other documents delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect,
(iii) that no action has been taken by DTE Coal in contemplation of the liquidation, dissolution, bankruptcy or insolvency of DTE Coal, and (iv) as to the incumbency and specimen signature of each representative of DTE Coal executing this Agreement, and any other document delivered in connection herewith.

     SECTION 6.2 Opinion of Counsel. NSC shall have received the opinion of counsel of DTE Coal, dated the Closing Date, in the form and substance attached hereto as Exhibit B.

     SECTION 6.3 Project Contracts. Each of the Project Contracts shall have been executed by the parties thereto.

     SECTION 6.4 Consents and Approvals. Each of the Third Party Consents (or in lieu thereof, waivers) and required Coal Inventory Governmental Approval shall have been obtained by NSC and shall be in full force and effect.


                                 ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    NO OTHER REPRESENTATIONS AND WARRANTIES

     SECTION 7.1 Survival of Representations and Warranties. (a) The representations and warranties of NSC set forth in Article III hereof and of DTE Coal set forth in Article IV hereof shall survive for a period of two (2) years after Closing. Any Claims with respect to a breach of a representation and warranty made by a Party under this Agreement shall be asserted by giving written notice to the other Party (describing in reasonable detail the facts and circumstances supporting such Claim) within such two (2) year period. Any Claims for breaches of representations and warranties hereunder shall be net of any Tax Benefits and insurance proceeds available to the claiming Party. Any disputes regarding such Tax Benefits shall be resolved in the manner set forth in Section 9.1(b) of the Asset Purchase Agreement, which Section 9.1(b) is incorporated by reference into this Agreement (except that the references therein to the "Parties" shall be deemed to be a reference to NSC and/or DTE Coal, as applicable).

     SECTION 7.2 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH ABOVE IN ARTICLE III, THE COAL INVENTORY WILL BE DELIVERED TO DTE COAL "AS IS" AND "WHERE IS," WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     SECTION 7.3 Limitation of Liability. Neither Party shall have any indemnification or other liability with respect to the breach of any representation or warranty that does not have a material adverse effect on the other Party. Neither Party shall be liable for special, consequential or indirect damages with regard to any breach of a representation or warranty set forth in this Agreement. Under no circumstances shall either Party be liable to the other Party for punitive damages.

     SECTION 7.4  Indemnity Procedures.  The indemnity procedures set forth in
Section 9.4 of the Asset Purchase Agreement are, to the extent relevant to a claim for a breach of a representation and warranty under this Agreement, incorporated by reference into this Agreement (except that the references therein to the "Parties" shall be deemed to be a reference to NSC and/or DTE Coal, as applicable, and the references therein to this "Agreement" shall be deemed to be a reference to this Agreement).


                                 ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests and other communications hereunder must be in writing and shall be delivered personally (by hand delivery or by overnight courier) or by facsimile transmission (with receipt of transmission confirmation) or mailed (certified mail, postage prepaid) to the Parties at the following addresses or facsimile numbers and shall be effective upon receipt (when sent by personal delivery or by certified mail), and upon receipt of transmission confirmation (when sent by facsimile):

     If to NSC, to:

                   National Steel Corporation
                   Great Lakes Division
                   #1 Quality Drive
                   Ecorse, Michigan  48229

                   Attention:     Thomas Jere

                   Facsimile:     313-297-3651

                   and Attention: Bill Wright

                   Facsimile:     313-297-3522

                   With a copy to NSC's General Counsel at:

                   National Steel Corporation
                   4100 Edison Lakes Parkway
                   Mishawaka, Indiana  46545-3440

                   Facsimile:     219-273-7868


     If to DTE Coal, to:

                   DTE Coal Services, Inc.
                   P. O. Box 8614
                   425 South Main Street, Suite 201
                   Ann Arbor, MI  48107

                   Attention:     Kent L. McCargar

                   Facsimile:     313-668-1541

                   DTE Coal Services, Inc.
                   c/o The Detroit Edison Company
                   2000 Second Avenue, Room 1133 WCB
                   Detroit, Michigan  48226-1279

                   Attention: Director-Business Development & Administration

                   Facsimile:     313-235-6992

Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to such Party by giving notice specifying such change to the other Party.

     SECTION 8.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and the transactions contemplated herein and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written, are merged herein and are superseded hereby. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     SECTION 8.3 Confidentiality. Each Party shall hold, and shall use its best efforts to cause its Affiliates, and in the case of DTE Coal, any Lender to hold, in strict confidence from any other Person (other than any such Affiliate or Lender) all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party in connection with this Agreement or the transactions contemplated hereby and, in the case of DTE Coal, all historical cost and historical production information and all environmental information furnished to DTE Coal or its consultants, contractors or agents by NSC, unless (a) required to disclose any such information by judicial or administrative process (including in connection with obtaining from Governmental Authorities the necessary approvals of this Agreement and the transactions contemplated hereby and of the other Project Contracts) or by other requirements of Law, (b) disclosed in or pursuant to the offering statement provided to potential purchasers of EES Coke securities issued by EES Coke in connection with the acquisition of the Coke Facilities, provided that with respect to the environmental remediation report referred to in such offering statement, such potential purchasers shall be entitled to receive such report only upon the execution and delivery to EES Coke (with a copy to NSC) of a confidentiality agreement in form and substance reasonably satisfactory to NSC, or (c) disclosed in an action or proceeding brought by either Party in pursuit of its rights or in the exercise of its remedies hereunder. Notwithstanding the foregoing, this
Section 8.3 shall not apply to such documents or information that were (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or (iii) later acquired by such receiving Party from another source if such receiving Party is not aware that such source is under an obligation to the other Party to keep such documents and information confidential. Following the Closing, the foregoing restrictions shall cease to apply to DTE Coal's use of documents and information furnished by NSC hereunder concerning the Coal Inventory purchased by DTE Coal at the Closing pursuant to Section 2.4.

     SECTION 8.4 Required Disclosure. Any Party required by Law or in the course of administrative or judicial proceedings, to disclose information that is otherwise required to be maintained in confidence pursuant to this Article VIII, may make disclosure notwithstanding the provisions of this Article; provided, however, that the Party making the disclosure shall give prior notice to the other Party of the requirement and the terms thereof and shall cooperate to the maximum extent practicable to minimize the disclosure of the information. The Party disclosing such information shall use reasonable efforts, at the other Party's cost, to obtain proprietary or confidential treatment of such information

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

by the third party to whom the information is disclosed, and to the extent such remedies are available, shall use reasonable efforts to seek protective orders limiting the dissemination and use of the information at the other Party's cost. Moreover, this Agreement does not alter the rights of either Party to object to the Law or proceedings requiring the disclosure.

     SECTION 8.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by both Parties. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

     SECTION 8.6 Amendment. No modification or amendment of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

     SECTION 8.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

     SECTION 8.8 Headings. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

     SECTION 8.9 Invalidity. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction. The Parties hereby agree to use good faith efforts to negotiate an equitable adjustment to any provision of this Agreement determined to be invalid or unenforceable with a view toward effecting the purposes of this Agreement, and the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     SECTION 8.10 Counterparts. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same

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

instrument; and, thereafter, each counterpart shall be deemed an original instrument as against any Party who has signed it.

     SECTION 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     SECTION 8.12 Effective Date. This Agreement shall be effective from and after the Closing Date. In the event the Closing Date does not occur by June 30, 1997, either Party may terminate this Agreement by delivering written notice to the other Party prior to the Closing Date.


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

     IN WITNESS WHEREOF, NSC and DTE Coal have executed this Agreement by their duly authorized signatories as of the date first above written.



                                   DTE Coal Services, Inc.



                                   By: /s/ Dawne A. Haight-Everett
                                      ----------------------------
                                      Name: Dawne A. Haight-Everett
                                      Title: Assistant Treasurer



                                   National Steel Corporation



                                   By: /s/ Bernard D. Henely
                                      ----------------------
                                      Name: Bernard D. Henely
                                      Title: Senior Vice President and
                                             General Counsel